Exhibit 10.30
JOINT AND SEVERAL GUARANTY
In Barcelona, on 22 October, 2007.
WITNESSETH
I.	Whereas, pursuant to the Indenture, dated as of May 30, 2007 (as amended, modified or supplemented from time to time, the “Indenture”) between Hayes Lemmerz Finance LLC – Luxembourg S.C.A., (the “Issuer”) and U.S. Bank, National Association, as Trustee (in such capacity, the “Trustee”), the Issuer has issued its 8.25% Senior Notes due 2015 in the aggregate principal amount of €130,000,000 (the “Notes”);

Capitalized terms used and not specifically defined herein shall have the meaning ascribed to them in the Indenture;

II.	Whereas, the Issuer is the sole shareholder of HLI Luxembourg S.a.r.l., HLI Luxembourg S.a.r.l. is the sole shareholder of HLI European Holdings ETVE, S.L. and HLI European Holdings ETVE, S.L. is the sole shareholder of HAYES LEMMERZ BARCELONA, S.L. (the “Guarantor”); and

III.	Whereas, as a member of the same economic group as the Issuer, the Guarantor shall receive substantial direct and indirect economic and non-economic benefits from the issuance of the Notes by the Issuer pursuant to the Indenture and it is in the corporate interest of the Guarantor party hereto to make this Guaranty;
Now, therefore, in consideration of the premises and for other good and valuable consideration, the Guarantor has executed this joint and several guaranty (hereinafter, the “Agreement”), which it hereby does, subject to the following:
CLAUSES
1. CREATION AND NATURE OF THE GUARANTEE
1.1	The Guarantor, by means of this Agreement, hereby personally, unconditionally and irrevocably, as a primary obligor, guarantees to the Trustee, acting in its own name and behalf and in the name and for the benefit of the holder of the Notes, the due and punctual payment and performance by the Issuer of the Guaranteed Obligations, as defined below (hereinafter, the “Guaranty”).

1.2	The Guaranty of the Guarantor hereunder constitutes a single obligation which entails the obligation to pay the amount due at any given time by the Issuer under the Indenture and the Notes (the “Guaranteed Obligations”).

1.3	The Guarantor agrees that, if any payment made by the Issuer or any other person and applied to the Guaranteed Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, then, to the extent of such payment or repayment, any such Guarantor’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made. If, prior to the foregoing, this Guaranty shall have been cancelled or surrendered , this Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Guarantor in respect of the amount of such payment.

1.4	The Guaranty granted in this Agreement is personal, joint and several, unconditional, abstract, autonomous and may be enforced upon first demand, for which reason the Guarantor may not question whether or not the Guaranteed Obligations have been fulfilled. Furthermore, the Guarantor expressly waives the benefits of order, division and exemption (beneficios de orden, división y excusión).

1.5	The obligations of the Guarantor hereunder shall exclude, and shall not be or be construed as, any guarantee, indemnity, obligation, security or liability to the extent that such guarantee, indemnity, obligation, security or liability would constitute unlawful financial assistance within the meaning of the Spanish Corporation Acts (Ley de Sociedades Anónimas or Ley de Sociedades de Responsabilidad Limitada, as applicable), but only to such extent.
2. OBLIGATIONS OF THE GUARANTOR
2.1	In the event of failure by the Issuer to perform any of the Guaranteed Obligations, the Guarantor undertakes to make, upon first, simple demand by the Trustee, payment of any amount owed by the Issuer under the Guaranteed Obligations pursuant to the Indenture and the Notes (each document requiring a payment delivered by the Trustee to the Guarantor hereunder, a “Payment Demand”).

2.2	All payments arising under this Guaranty shall be made by payment to the account indicated by the Trustee in the Payment Demand promptly following the receipt thereof.
3. ENFORCEMENT OF THE GUARANTY
3.1	Upon the non fulfillment by the Issuer of any of its obligations under the Indenture or the Notes, the Trustee may, in its absolute discretion, take all necessary action to enforce the rights and obligations conferred by this Guaranty and ensure the due and punctual payment and performance of the Guaranteed Obligations.
4. TERM, EXTENSION AND INDEPENDENCE OF THE GUARANTY
4.1	The Guaranty provided herein enters into effect upon the execution and delivery hereof and shall be valid and effective until complete fulfillment of (or discharge of) the Guaranteed Obligations under the Indenture and the Notes, on which date it shall automatically cease to have effect without the need for compliance with any formalities, subject to section 1 above.

4.2	The Guaranty granted hereby shall also extend to any extension of time which may be validly agreed with respect to the final maturity date of the Guaranteed Obligations under the Indenture and the Notes by or on behalf of the parties thereto. Likewise, the Guarantor hereby and henceforth consents, for all purposes, to any modifications of the conditions of the Indenture and the Notes which may be validly agreed as provided therein. The Guaranty will maintain its full force and effect in spite of any such modification.

4.3	The clauses of this Guaranty are independent among themselves, in such a manner that if any of them should be considered invalid, in whole or in part, the remaining ones shall remain valid and enforceable pursuant to their terms.

4.4	The Guaranty established in this Agreement is granted by the Guarantor separately from and without prejudice to the granting or enforcement of any other guarantees which may additionally guarantee the Guaranteed Obligations of the Issuer under the Indenture and the Notes now or in the future.

4.5	The Trustee may enforce this Guaranty without first making demand on, or taking any proceedings against the Issuer or resorting to any otherguarantee or other means of payment.
5. NO DEDUCTIONS
5.1	Each payment to be made by the Guarantor to the Trustee shall be made in full, without set-off or counterclaim and free and clear of and without any withholding, deduction or set off whatsoever, including without limitation for or on account of any taxes unless the Guarantor is required by law to make such a payment subject to the deductions. All payments will be made in immediately available, freely transferable funds for value on the date specified in the Trustee’s demand to the Guarantor.

5.2	If the Guarantor is required by law to make a deduction or withholding from such payment, the relevant sum payable by the Guarantor shall be increased to the extent necessary to ensure that after the making of such deduction or withholding, the Trustee receives and retains (free from any liability in respect of any such deduction or withholding) an amount equal to the sum which the Trustee would have received and so retained had no such deduction or withholding been made or required to be made.
6. ASSIGNMENT
This Guaranty is provided for the benefit of the Trustee, acting in its own name and behalf and in the name and for the benefit of the holders of the Notes under the Indenture, as well as for the benefit of their successors or assignees.
7. SUBORDINATION
The Guarantor hereby agrees that any Indebtedness of the Issuer now or hereafter owing to the Guarantor, whether heretofore, now or hereafter created (the “Guarantor Subordinated Debt”), is hereby subordinated to all of the Guaranteed Obligations and that, except as permitted under Section 8.6 (Prepayment and Cancellation of Indebtedness) of the Second Amended and Restated Credit Agreement, dated as of May 30, 2007, as amended, modified, restated or supplemented in accordance with the terms thereof, among HLI Operating Company, Inc., the Issuer, Hayes Lemmerz International, Inc., the lenders and issuers party thereto from time to time, Citibank North America Inc., as administrative and the other agents party thereto, the Guarantor Subordinated Debt shall not be paid in whole or in part until the Guaranteed Obligations have been paid in full and this Guaranty is terminated and of no further force or effect.
The Guarantor shall not accept any payment of or on account of any Guarantor Subordinated Debt at any time in contravention of the foregoing.
The Guarantor agrees to file all claims against the Issuer in any bankruptcy or other proceeding in which the filing of claims is required by law in respect of any Guarantor Subordinated Debt.
If for any reason the Guarantor fails to file such claim at least ten Business Days prior to the last date on which such claim should be filed, the Guarantor hereby irrevocably appoints the Trustee as its true and lawful attorney-in-fact and is hereby authorized to act as attorney-in-fact in the Guarantor’s name to file such claim
8. DEFAULT; REMEDIES
The obligations of the Guarantor hereunder are independent of and separate from the Guaranteed Obligations. If any Guaranteed Obligation is not paid when due, or upon any Event of Default or upon any default by the Issuer as provided in any other instrument or document evidencing all or any part of the Guaranteed Obligations, the Trustee may, at its sole election, proceed directly and at once, without notice, against the Guarantor to collect and recover the full amount or any portion of the Guaranteed Obligations then due, without first proceeding against the Issuer or any other guarantor of the Guaranteed Obligations, or joining the Issuers or any other guarantor in any proceeding against the Guarantor.
9. IRREVOCABILITY
This Guaranty shall be irrevocable as to the Guaranteed Obligations (or any part thereof) until the earlier of such time as (i) all monetary Guaranteed Obligations then outstanding have been irrevocably repaid in cash, at which time this Guaranty shall automatically be cancelled, or (ii) this Guaranty is released as provided in the Indenture. Upon such cancellation or release of this Guaranty and at the written request of the Guarantor or its successors or assigns, and at the cost and expense of the Guarantor or its successors or assigns, the Trustee shall execute in a timely manner a satisfaction of this Guaranty and such instruments, documents or agreements as are necessary or desirable to evidence the termination of this Guaranty.

10. EXPENSES
All costs, expenses and taxes which may derive from the granting and enforcement of this Agreement, as well as from any modification or cancellation thereof, shall be paid by the Guarantor and shall be its exclusive responsibility.
11. NOTICES
11.1	All notices which must be sent to the Guarantor under this Guaranty, except if provided otherwise, shall be made by certified letter with acknowledgment of receipt.
11.2	For purposes of this Guaranty, the address of the Guarantor for such notices, summons and other required formalities shall be the following:

For the Guarantor: HAYES LEMMERZ BARCELONA, S.L. Les Planes, 1A 08970 Sant Joan Despí (Barcelona) España Attention: General Counsel

With a copy to: HAYES LEMMERZ INTERNATIONAL, INC. 15300 Centennial Drive Northville, Michigan 48167 Fax : +1 734-737-2069 Attention : General Counsel
11.3	Any change in the abovementioned addresses must be communicated to the Trustee by post with acknowledgment of receipt, and shall only take effect ten (10) calendar days after the date on which the Trustee receives the notice.
12. LAW AND JURISDICTION
This Guaranty shall be governed by Spanish law.
The Guarantor hereby irrevocably submits to the jurisdiction of the Courts and Tribunals of the city of Barcelona (Spain) for such matters as may arise in relation to the interpretation, validity or performance of the Guaranty, or the enforcement thereof.

13. TAX REGIME
The transaction formalized in this Agreement must be considered a transaction subject to, but exempt from, V.A.T., in accordance with Article 20.1.18º.(f), of applicable Law.
The Guarantor express its agreement to and approval of the contents of this Agreement as drafted.
Hayes Lemmerz barcelona, S.L.
By:

/s/ Marc Hendrickx Mr. Marc Hendrickx